Exhibit 10.4

PROMISSORY NOTE AND SECURITY AGREEMENT

Amount of Note:	$300,000.00
Date of Note:	July 27, 2021
Location:	Woodland Hills, California

FOR VALUE RECEIVED, the undersigned, PALISADES VENTURE INC. (“Maker”), promises to pay to CORPTECH HOLDING INC. (“Secured Party”), Three Hundred Thousand and No/100 Dollars ($300,000.00), as follows:

1.	Term: The term of this Note is Ten (10) years from Date of Note.
2.	Interest: The interest on the Note will be calculated as follows: From Date of Note until 3 years anniversary – July 27, 2024 interest will be at a rate of Half a Percent (0.5%) per annum.
After July 27, 2024 and until Note is paid in full, interest will accrue at a rate of Three and a Half Percent (3.5%) per annum.
3.	Payments: No payments will be required on this Note for the first 5 years from Date of Note. Payments of principal will commence on July 28th, 2026 in the amount of $5,000 per month.

3.1 Balloon payment: At the end of the Note Term, on or before July 27th, 2031 Maker shall pay Secured Party all outstanding amounts including all accrued interest and all remaining principal on the Note.

Maker shall make payments in lawful money of the United States of America and in immediately available funds.

All payments under this Promissory Note shall be made to Secured Party at P.O.Box 6630, Woodland Hills CA 91367, or at such other address as Secured Party shall direct Maker in writing.

This Promissory Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Secured Party.

This Promissory Note shall be governed by the laws of the State of California excluding its conflict of laws rules. The exclusive jurisdiction and venue of any legal action instituted by any party to this Note shall be Los Angeles County, California.

SECTION ONE. SECURITY

In order to secure payment and performance of this Promissory Note, the Maker hereby pledges, assigns and grants to the Secured Party a security interest in all right, title and interest of the Maker in and to the following (collectively and severally, the “Collateral”):

A.       all now existing and hereafter arising accounts, letter-of-credit rights, commercial tort claims, general intangibles (including, without limitation, software and payment intangibles), and receivables (including, without limitation, all accounts receivables) of the Maker, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights of the Maker now and hereafter arising in and to all agreements, guaranties, leases and other writings securing or otherwise relating to any such accounts, letter-of-credit rights, commercial tort claims, general intangibles and receivables;

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B.       all documents, instruments and chattel paper (whether electronic or tangible), now owned or hereafter acquired by the Maker, including, without limitation, warehouse and other receipts, bills of sale, promissory notes, and bills of lading;

C.       all inventory of the Maker, now owned and hereafter acquired, wherever located, including, without limitation, all merchandise, goods and other personal property which are held for sale or lease or leased by the Maker or to be furnished under a contract of service, all raw materials, work in process, materials used or consumed in the Maker’s business and finished goods, inventory leased to others or held for lease, all goods in which the Maker has an interest in mass or a joint or other interest or gifts of any kind (including goods in which the Maker has an interest or right as consignee), and all goods that are returned to or repossessed by the Maker, together with all additions and accessions thereto and replacements therefor and products thereof and documents therefor;

D.       all equipment of the Maker, now owned and hereafter acquired, wherever located, and all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements therefore, including, without limitation, all machinery, tools, dies, blueprints, catalogues, computer hardware and software, furniture, furnishings, and fixtures;

E.       all deposit accounts, now existing and hereafter arising or established, maintained in the Maker’s name with any financial institution, and any and all funds at any time held therein and all certificates, instruments and other writings, if any from time-to-time representing, evidencing or deposited into such accounts, and all interest, dividends, cash, instruments and other property from time-to-time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

F.       all now existing and hereafter acquired cash and cash equivalents held by the Maker not otherwise included in the foregoing Collateral;

G.       all other now existing or hereafter acquired assets of the Maker not otherwise included in the foregoing Collateral;

H.       all now existing and hereafter acquired books, records, writings, data bases, information and other property relating to, used or useful in connection with, embodying, incorporating or referring to, any of the foregoing Collateral; and

I.       all products and proceeds of the foregoing Collateral. For purposes of this Security Agreement, the term “proceeds” shall have the meaning provided in the California Uniform Commercial Code as in effect from time-to-time, and also includes any voluntary or involuntary disposition, and all rights to payment, including return premiums, with respect to any insurance.

SECTION TWO. WARRANTIES AND COMMITMENTS

Maker warrants and agrees that:

A.       Maker has, or immediately will acquire, full title to collateral, and shall at all times keep collateral free of all liens and claims whatsoever, other than the security interest under this Promissory Note and Security Agreement.

B.       Maker shall not sell, transfer, lease, or otherwise dispose of any of collateral or any interest in collateral except with the prior written consent of Secured Party.

C.       Maker shall at all times keep collateral in good order and repair, excepting any loss, damage, or destruction that is fully covered by proceeds of insurance or that results from ordinary use.

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D.       Maker shall at all times keep collateral insured against loss, damage, theft, and other risks, in such amounts, with such companies and under such policies and in such form as shall be satisfactory to Secured Party. Such policies shall provide that loss under the policy shall be payable to Secured Party as its interest may appear, and Secured Party may apply any proceeds of such insurance that may be received by Secured Party to payment of any of the liabilities of Maker to Secured Party regardless of whether due. Such application of proceeds may be made in such order as Secured Party determines proper. Such policies of insurance shall, if secured parties so request, be deposited with Secured Party.

E.       Secured Party may examine and inspect collateral or any part of the same, wherever located, at any reasonable time.

SECTION THREE. USE OF COLLATERAL

Until default under this Promissory Note and Security Agreement, Maker may have possession of collateral and use the same in any lawful manner not inconsistent with this Promissory Note and Security Agreement or with any policy of insurance on any of collateral.

SECTION FOUR. REIMBURSEMENT OF EXPENSES

Secured Party may perform any obligation of Maker under this Security Agreement that Maker fails to perform, and Secured Party may take any other action that Secured Party deems necessary for the maintenance or preservation of any of the collateral or the interest of Secured Party in collateral. Maker shall immediately reimburse Secured Party for all expenses incurred by Secured Party in connection with the foregoing, together with interest at the rate of Five Percent (5%) per annum from the date incurred.

SECTION FIVE. DEFAULT

The occurrence of any of the following events shall constitute a default:

A.       Nonpayment, when due, of any amount payable under this Promissory Note and Security Agreement or failure of Maker to perform any agreement contained in this Security Agreement.

B.       Any material false or misleading statement, representation, or warranty of Maker in this Security Agreement or in any other writing at any time furnished by Maker to Secured Party.

C.       Insolvency or inability of Maker to pay debts as they mature, the making by Maker of an assignment for the benefit of creditors, or institution of any proceeding by or against Maker alleging that Maker is insolvent or unable to pay debts as they mature.

D.       Entry of any judgment against Maker or of any member of Maker.

E.       Dissolution, merger, or consolidation of Maker, or transfer of a substantial part of the property of Maker.

F.       Determination by Secured Party, in its absolute discretion, that it is insecure for any reason whatsoever.

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SECTION SIX. REMEDIES

On any default under this Security Agreement, all remaining installments on the Promissory Note shall, at the option of Secured Party, become immediately due and payable, and Secured Party may exercise at any time any rights and remedies available to it under California Commercial Code Sections 9101 to 9907 or other applicable law of California. Maker shall, in case of default, assemble at the expense of Maker all of collateral at a convenient place acceptable to Secured Party and shall pay all costs incurred by Secured Party in collecting note and enforcing the rights of Secured Party under this Security Agreement, including reasonable attorney’s fees and legal expenses and expenses of any repairs to any real or other property to which any of collateral may be affixed.

To the extent that notice of intended disposition of any of collateral is required by law, such notice, if mailed, shall be deemed reasonably and properly given if mailed at least fourteen (14) days before such disposition, postage prepaid, addressed to Maker at P.O.Box 6630 Woodland Hills, CA 91367, or at such other address as Secured Party shall direct Maker in writing.

. Any proceeds of any disposition of any of collateral may be applied by Secured Party, after satisfaction of the obligation represented by this Promissory Note, to the payment of expenses in connection with collateral, including reasonable attorney’s fees and legal expenses. Any balance of such proceeds may be applied by Secured Party to the payment of other liabilities of Maker to Secured Party, and in such order of application, as Secured Party may from time to time elect.

SECTION SEVEN. CONFESSION OF JUDGMENT

To further secure payment of this Promissory Note, Maker irrevocably authorizes any attorney of any court of record to appear for Maker at any time after payment is due, whether by acceleration or otherwise, and confess judgment, without process, in favor of Secured Party. Judgment may be entered for such amount as may be unpaid under this Promissory Note, together with costs of such proceedings and attorney’s fees incurred in collecting any unpaid amount under this Promissory Note. Maker waives and releases all errors that may occur in any such proceeding and consents to immediate execution on such judgment, ratifying and confirming all that such attorney may do by virtue of this Promissory Note and Security Agreement.

SECTION EIGHT. NOTICE

Maker waives presentment, demand, notice of dishonor, protest, and all other notices whatsoever. Secured Party may from time to time extend or renew the Promissory Note for any period, regardless of whether for a longer period than the original period of the Promissory Note, and grant any releases, compromises, or indulgences with respect to the Promissory Note, any extension or renewal of the Promissory Note, or any security for the Promissory Note or to any party liable under the Promissory Note or this Security Agreement, all without notice to or consent of Maker and without affecting the liability of Maker under this Promissory Note and Security Agreement.

SECTION NINE. WAIVER

No delay by Secured Party in the exercise of any right or remedy under this Promissory Note and Security Agreement shall operate as a waiver of the same, and no single or partial exercise by Secured Party of any such right or remedy shall preclude other or further exercise of the same or the exercise of any other right or remedy.

SECTION TEN. CONSTRUCTION AND EFFECT

This combined Promissory Note and Security Agreement shall be construed in accordance with California Commercial Code Sections 9101 to 9907 and other applicable laws of California. Whenever possible, each provision of this Promissory Note and Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law; however, if any such provision shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Promissory Note and Security Agreement.

The rights and privileges of Secured Party under this Promissory Note and Security Agreement shall inure to the benefit of its successors and assigns.

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MAKER:

PALISADES VENTURE INC.

A Wyoming Company

/s/ Orie Rechtman

Orie Rechtman

As President

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